Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information as of, and for the year ended December 31, 2005 is based on the consolidated financial statements of Santander Bancorp and its subsidiaries (“the Corporation”), the financial statements of Island Finance Puerto Rico, Inc. and the Puerto Rico Branch of Island Finance Sales Finance Corporation (collectively, “Island Finance”) as of, and for the same period. The unaudited pro forma condensed combined balance sheet as of December 31, 2005 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 were prepared to reflect the estimated effects of the acquisition of substantially all the assets and operations in Puerto Rico of Island Finance Puerto Rico, Inc. and the assets and business operations of the Puerto Rico Branch of Island Finance Sales Finance Corporation related to sales financing activities by the Corporation, through its wholly owned subsidiary, Santander Financial Services, Inc., which was accounted for under the purchase method of accounting. The unaudited condensed combined balance sheet assumes the transaction occurred on December 31, 2005. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 has been derived from the audited consolidated financial statements of Santander Bancorp, the audited financial statements of Island Finance Puerto Rico, Inc. and the audited financial statements of the Puerto Rico Branch of Island Finance Sales Finance Corporation for the year ended December 31, 2005. This unaudited pro forma condensed combined statement of income assumes the transaction occurred at the beginning of the earliest period presented, or January 1, 2005. The unaudited pro forma condensed combined financial statements do not reflect the anticipated cost savings or revenue enhancements in connection with the transaction. The unaudited pro forma condensed combined financial statements should be considered together with the historical consolidated financial statements of Santander Bancorp and the financial statements of Island Finance Puerto Rico, Inc. and the Puerto Rico Branch of Island Finance Sales Finance Corporation as of and for the year ended December 31, 2005, including the respective notes to those statements. The unaudited pro forma condensed combined financial information does not necessarily indicate the combined financial position or the future results of operations or the combined financial position or the results of operations that would have been realized had the asset purchase transaction been consummated during the periods or as of the dates for which the pro forma information is presented.

Santander BanCorp
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2005
(Dollars in thousands)

	Santander	Island Finance	Island Finance	Pro Forma		Pro Forma
	Bancorp	Puerto Rico	Sales Finance Corporation	Adjustments		Combined
ASSETS
Cash, Cash Equivalents and Interest-Bearing Deposits	$339,027	$233	$11,629	$(8,600	) (A)	$342,289
Investment Securities, at fair value	1,597,360	—	—	—		1,597,360
Other Investment Securities, at amortized cost	41,862	—	—	—		41,862
Loans and Loans Held for Sale, net	5,954,890	515,547	158,630	(77,359	) (A)
				(23,070	) (B)
				(2,074	) (C)	6,526,564
Goodwill and Other Intangible Assets	44,883	—	—	161,470	(D)	206,353
Other Assets	293,926	52,060	5,921	(54,066	) (E)	297,841

	$8,271,948	$567,840	$176,180	$(3,699)		$9,012,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$5,224,650	$—	$—	—		5,224,650
Federal Funds Purchased and Other Borrowings	768,846	—	—	—		768,846
Securities Sold Under Agreements to Repurchase	947,767	—	—	—		947,767
Commercial Paper Issued and Term Notes	374,534	418,625	157,694	(576,319	) (F)
				736,386	(G)	1,110,920
Subordinated Capital Notes	121,098	—	—	—		121,098
Other Liabilities	266,526	20,903	18,486	(36,854	) (E)
				1,400	(H)	270,461

Total liabilities	7,703,421	439,528	176,180	124,613		8,443,742

STOCKHOLDERS’ EQUITY:

Common stock	126,626	1		(1	) (F)	126,626
Capital paid in excess of par value	304,171	523,000		(523,000	) (F)	304,171
Treasury stock, at cost	(67,552)	—				(67,552)
Accumulated other comprehensive loss, net of taxes	(41,591)	—				(41,591)
Retained earnings (Accumulated deficit)	246,873	(394,689)		394,689	(F)	246,873

Total stockholders’ equity	568,527	128,312	—	(128,312)		568,527

	$8,271,948	$567,840	$176,180	$(3,699)		$9,012,269

Santander BanCorp
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2005
(Dollars in thousands, except per share data)

							Santander
					Island Finance		Bancorp
	Island Finance	Island Finance	Pro Forma		Pro Forma	Santander	Pro Forma
	Puerto Rico	Sales Finance Corporation	Adjustments		Combined	Bancorp	Combined
Interest Income:
Loans	$116,469	$16,637	$(4,345	) (I)
			$4,333	(J)	$133,094	$359,415	$492,509
Investment securities					—	71,938	71,938
Other interest income					—	8,252	8,252

Total interest income	116,469	16,637	(12)		133,094	439,605	572,699

Interest Expense:
Deposits					—	122,212	122,212
Securities sold under agreements to repurchase and other borrowings					—	86,969	86,969
Other	34,457	29,163	(63,620	) (K)		3,402	3,402
			29,196	(K)	29,196	—	29,196

Total interest expense	34,457	29,163	(34,424)		29,196	212,583	241,779

Net interest income	82,012	(12,526)	34,412		103,898	227,022	330,920
Provision for Loan Losses	32,295	5,524	—		37,819	20,400	58,219

Net interest income after provision for loan losses	49,717	(18,050)	34,412		66,079	206,622	272,701

Other Income:
Bank service charges, fees and other					—	42,272	42,272
Broker-dealer, asset management and insurance fees					—	53,016	53,016
Gain on sale of securities					—	17,842	17,842
Other income	65	20,152	(15,795	) (L)	4,422	12,228	16,650

Total other income	65	20,152	(15,795)		4,422	125,358	129,780

Other Operating Expenses:
Salaries and employee benefits	21,357	12,061	(518	) (I)
			(1,286	) (M)	31,614	95,002	126,616
Occupancy costs and equipment expenses	5,086	2,367			7,453	20,613	28,066
EDP servicing, amortization, technical assistance and communications	1,607	1,410			3,017	39,821	42,838
Business promotion	1,434	843	(8)	(I)	2,269	11,065	13,334
Other operating expenses	34,877	7,646	2,948	(N)
			(28,225	) (L)	17,246	54,885	72,131

Total other operating expenses	64,361	24,327	(27,089)		61,599	221,386	282,985

Income before provision (benefit) for income tax	(14,579)	(22,225)	45,707		8,903	110,594	119,497
Provision (Benefit) for Income Tax	18,845	(7,730)	(7,420	) (O)	3,695	30,788	34,483

Net Income	(33,424)	(14,495)	53,127		5,208	79,806	85,014
Dividends to Preferred Shareholders	—	—	—		—	—	—

Income Available to Common Shareholders	$(33,424)	$(14,495)	$53,127		$5,208	$79,806	$85,014

Basic and Diluted Earnings per Common Share					$0.11	$1.71	$1.82

Note 1 — Basis of Presentation and Acquisitions
On February 28, 2006, Santander Financial Services, Inc. (“Santander Financial”), a wholly owned subsidiary of the Corporation, acquired substantially all the assets and business operations in Puerto Rico of Island Finance Puerto Rico, Inc. and the assets and business operations of the Puerto Rico Branch of Island Finance Sales Finance Corporation related to the sales financing activities (collectively, “Island Finance”) from Wells Fargo & Company (“Wells Fargo”). At the Closing, Santander Financial paid a total purchase price of approximately $742 million and incurred approximately $1.4 million in costs directly attributed to the transaction. The transaction was effected pursuant to the terms of an asset purchase agreement (the “Purchase Agreement”), dated as of January 22, 2006, among the Corporation, Santander Financial, Wells Fargo and Island Finance. Pursuant to the terms of the Purchase Agreement, if the transaction had occurred on December 31, 2005, the purchase price would have amounted to $736 million. The increase in the purchase price relates primarily to certain adjustments made as of the Closing regarding the amount of receivables, tangible personal property, cash, prepaid accounts and liabilities acquired, or assumed, by the Corporation.
The unaudited pro forma condensed combined financial information was prepared to reflect the estimated effect of the acquisition under the purchase method of accounting, and the unaudited condensed combined balance sheet assumes the transaction occurred on December 31, 2005, reflecting the purchase consideration noted above. The unaudited pro forma condensed combined statement of income reflects the transaction as if it had been consummated at the beginning of the earliest period presented, or January 1, 2005.
Described below is the pro forma estimate as of December 31, 2005 of the total purchase price of the transactions as well as adjustments to allocate the purchase price based on preliminary estimates of the fair value of the assets and liabilities of Island Finance (in thousands):

Cash paid	$736,386
Estimated transaction costs	1,400
Total Purchase Price	$737,786

Net assets acquired based on carrying amounts at December 31, 2005	599,386
Increase (decrease) in net assets acquired to reflect estimated fair value adjustments under the purchase method of accounting:
Loans, net	(23,070)

Fair value of net assets acquired	$576,316

Total purchase price in excess of fair value of net assets acquired	$161,470

Identifiable intangible assets
Trade Name	(24,800)
Customer Relationships	(10,476)
Non-compete Agreement	(5,700)
Goodwill	$120,494

Except as discussed in Note 2, there are no adjustments to other asset or liability groups, and the book values approximate fair values.

The effects of the transaction, as reflected in the unaudited pro forma condensed combined financial data, will be accounted for by the Corporation under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with SFAS No. 142, intangible assets other than goodwill must be amortized over their estimated useful lives. Goodwill will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.
Note 2 — Description of pro forma acquisition adjustments.
The purchase accounting and pro forma adjustment related to the unaudited pro forma condensed balance sheet and statement of income are described below:
A.	To adjust the consolidated balances of Island Finance Sales Finance Corporation to reach the balances acquired by Santander Financial Services mainly consisting of the loan portfolio of the Puerto Rico Branch of Island Finance Sales Finance Corporation.

B.	To reflect the fair value adjustment to loans as further described in Note 1 to these unaudited Pro Forma Condensed and Combined Pro Forma Financial Statements, and as detailed below:

	Loan Receivable	Allowance for Loans Losses

Balance per books at December 31, 2005	$628,744	$(31,925)
Adjustment as required by purchase contract	—	(2,074)

	628,744	(33,999)
Amount reclassifed to non-accretable discount	(16,032)	16,032

Adjusted book balance at December 31, 2005	612,712	(17,967)
Fair Value	589,642

Estimated fair value adjustments under the purchase method of accounting	$23,070

C.	To adjust the allowance for loan losses to $34 million as stated in the purchase agreement.

D.	To reflect amounts allocated to goodwill, intangible assets subject to amortization, and intangible assets not subject to amortization. Refer to Note 1 to these Unaudited Pro Forma Condensed and Combined Pro Forma Financial Statements for further details on the allocation of the purchase price to intangible assets and to goodwill.

E.	To record other assets acquired and other liabilities assumed under the purchase agreement. Under such agreement Santander Financial Services will mainly acquire fixed assets and prepaid municipal license tax and will mainly assume the employees’ accrued vacations.

F.	To reflect the elimination of the acquired companies’ capital accounts and the investment in subsidiary accounts; as well as outstanding debt with affiliates.

G.	To reflect the funding needed to complete the acquisition described above in Note 1 to these Pro Forma Financial Statements.

H.	To reflect costs directly attributed to the purchase transaction.

I.	To adjust income/expense accounts of the consolidated Island Finance Sales Finance Corporation to reach the profit and loss amounts of the Puerto Rico Branch of Sales Finance Corporation purchased by Santander Financial Services.

J.	To reflect the amortization of the accretable discount of approximately $6 million on loan portfolios acquired. Approximately $4 million for unsecured consumer loans are being amortized over an average life of approximately 13 months and the remaining $2 million for real estate secured consumer loans over approximately 24 months.

K.	To eliminate the interest expense of notes to former affiliated entities and to record the interest expense related to the funding of the acquisition by Santander Financial Services for the purchase at a rate of 7% over $125,000,000 and the remaining portion at a floating rate of 10 basis points over 1-Month Libor. Should the floating interest rates vary by 1/8%, the net income of the acquired businesses included in this Pro Forma Financial Statements would be affected by approximately ± $760,000.

L.	Elimination of other income and other expenses accounts that are not considered recurrent under Santander Financial Services. Other income considered recurring is mainly attributed to insurance income. Other expenses adjusted were mainly related to Wells Fargo management fees allocated to the subsidiary and branch purchased.

M.	To eliminate pension related expenses and other post retirement benefits since no such employee benefits are available under the Santander Financial Services employee compensation structure.

N.	Amortization of non-compete agreement and customer relationships on a straight-line basis over 3 years and 10 years, respectively. Trade name and Goodwill are not being amortized since these are considered intangible assets with indefinite lives under US GAAP, specifically Statement of Financial Accounting Standard (SFAS) SFAS 142, “Goodwill and Other Intangible Assets.”

O.	To eliminate the effect of income tax accounts from the individual financial statements of Island Finance Puerto Rico, Inc and the Puerto Rico Branch of Island Finance Sales Finance Corporation and reflect the tax effect of the combined pro forma financial statements of Island Finance at the statutory rate of 41.5% which was the rate in effect during the period presented.
The Corporation does not expect to have any material nonrecurring charges or credits resulting from the transaction within the 12 months succeeding the transaction.